UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2010

Longwei Petroleum Investment Holding Limited
(Exact name of registrant as specified in its charter)

Colorado	000-31751	84-1536518
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

No.30 Guanghua Street,Xiaojingyu Xiang,Wanbailin District
Taiyuan City, Shanxi Province,China P.C. 030024
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (303)-885-5501

 (Former name or Former address, if changed since last Report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 23, 2010, the board of directors of Longwei Petroleum Investment Holding Limited (the “Company”) appointed Michael Toups as its Chief Financial Officer.

Michael Toups, 44, is an accounting and corporate finance executive with 20 years experience in senior management in domestic and international businesses. From March 2008 to the present, he has served as Director of Asia Investment Banking for Midtown Partners & Co. From December 2007 to present, he has served as CFO and Director of Nork Lighting, a China based manufacturer and the largest retailer of high-end residential lighting products in China. From January 2001 to December 2007, he served as president and owner of Peak Crown, a personal services company for the import of products from Asia and business consulting services.  He has extensive experience in finance, accounting and operations management. Mr. Toups is well-versed in Chinese business affairs and has directed strategic business planning for Asia-based companies. He has middle-market corporate finance experience across a broad variety of industries as both principal and advisor, and has served as the COO, CFO and Director of publicly-traded companies, including experience with PCAOB audits, SEC reporting, SOX compliance and investor relations. Mr. Toups holds an MBA in Finance from the University of Notre Dame and BBA in Finance from Texas Christian University.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit Number	Description
10.1	Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGWEI PETROLEUM INVESTMENT HOLDING LIMITED

Date: June 25, 2010	By:	/s/ Cai Yongjun
Cai Yongjun, Chief Executive Officer